Exhibit 99.1

FOR IMMEDIATE RELEASE

CLARUS ANNOUNCES FIRST QUARTER 2010 RESULTS

STAMFORD, CONNECTICUT – MAY 10, 2010 — Clarus Corporation (OTC:CLRS.PK) today announced financial results for the quarter ended March 31, 2010.  Clarus reported no revenues for the quarters ended March 31, 2010 and 2009, respectively.  Net loss for the first quarter of 2010 was $2,355,000 or $0.14 per diluted share compared to a net loss of $601,000 or $0.04 per diluted share during the comparable period of 2009.  The increase in net loss was primarily due to transaction costs of $1,509,000 related to asset redeployment activities, a $389,000 reduction in interest income from declining interest rates on our cash, cash equivalents and marketable securities, partially offset by a $134,000 decline in operating expenses due to a reduction in employee salaries and bonus expense and non-cash equity compensation compared to the prior year quarter.  The weighted average investment yield for our investments for the quarter ended March 31, 2010 was 0.11% compared to 1.94% for the quarter ended March 31, 2009.  The current earnings rate as of April 23, 2010, is 0.12%.

The Company noted that in a separate release this morning it announced the planned acquisitions of Black Diamond Equipment and Gregory Mountain Products.

As of March 31, 2010, Clarus' cash, cash equivalents and marketable securities were $80.6 million compared to $82.4 million as of December 31, 2009.  Our cash, cash equivalents and marketable securities of $80.6 million at March 31, 2010, divided by 17.4 million shares of common stock outstanding equals $4.63 per share.

Clarus estimates that it has available net operating loss, research and experimentation credit and alternative minimum tax credit carryforwards for U.S. federal income tax purposes of approximately $230.6 million, $1.3 million and $56,000, respectively, after application of the limitation under Section 382 of the Internal Revenue Code.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Clarus' beliefs, expectations, intentions and strategies regarding Clarus, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value, the unavailability of our net operating loss carry forward, and that the unaudited financial information provided in this press release may be adjusted as a result of the year end audit. Clarus cannot guarantee its future performance. All forward-looking statements contained in this release are based on information available to Clarus as of the date of this release and Clarus assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Clarus' business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Clarus' filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.claruscorp.com or the SEC's web site at http://www.sec.gov.

For more information, contact:

Warren B. Kanders
Executive Chairman of the Board of Directors
Clarus Corporation
(203) 428-2000
wbkanders@claruscorp.com

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$56,938	$58,363
Marketable securities	23,691	24,059
Interest receivable	3	6
Prepaids and other current assets	80	667
Total current assets	80,712	83,095

PROPERTY AND EQUIPMENT, NET	637	696
TOTAL ASSETS	$81,349	$83,791

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,500	$1,713
Total current liabilities	1,500	1,713

Deferred rent	458	446
Total liabilities	1,958	2,159

STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized;
17,441,747 and 17,441,747 shares issued and 17,366,747 and
17,366,747 outstanding in 2010 and 2009, respectively	2	2
Additional paid-in-capital	371,112	370,994
Accumulated deficit	(291,723)	(289,368)
Treasury stock, at cost	(2)	(2)
Accumulated other comprehensive gain	2	6
Total stockholders' equity	79,391	81,632
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$81,349	$83,791

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

OPERATING EXPENSES:
General and administrative	$789	$923
Depreciation	79	89
Transaction costs	1,509	-
Total operating expenses	2,377	1,012

OPERATING LOSS	(2,377)	(1,012)
INTEREST INCOME	22	411
NET LOSS	$(2,355)	$(601)

Loss per common share:
Basic	$(0.14)	$(0.04)
Diluted	$(0.14)	$(0.04)

Weighted average common shares outstanding:
Basic	16,867	16,867
Diluted	16,867	16,867

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS
(UNAUDITED)
(IN THOUSANDS)

	THREE MONTHS ENDED MARCH 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,355)	$(601)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation on property and equipment	79	89
Amortization of equity compensation plans	118	139
Amortization of discount on securities, net	(11)	(324)
Changes in operating assets and liablities:
Decrease/(increase) in interest receivable, prepaids and other other current assets	590	(47)
Decrease in accounts payable and accrued liabilities	(213)	(195)
Increase in deferred rent	12	(1)
NET CASH USED IN OPERATING ACTIVITIES	(1,780)	(940)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(9,140)	-
Proceeds from maturity of marketable securities	9,515	37,915
Purchase of equipment	(20)	(3)
NET CASH PROVIDED BY INVESTING ACTIVITIES	355	37,912

CASH FLOWS FROM FINANCING ACTIVITIES:
	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	-

CHANGE IN CASH AND CASH EQUIVALENTS	(1,425)	36,972
CASH AND CASH EQUIVALENTS, beginning of period	58,363	19,342
CASH AND CASH EQUIVALENTS, end of period	$56,938	$56,314

SUPPLEMENTAL DISCLOSURE:
Cash paid for franchise and property taxes	$250	$70